Exhibit 99.2

CONCEPTUS

2006 SECOND QUARTER FINANCIAL RESULTS

CONFERENCE CALL

Moderator: Kim Golodetz-LHA Mod

July 25, 2006

3:30 pm CT

Operator:

Welcome to the Conceptus 2006 Second Quarter Financial Results Conference Call. At this time all participants are in a listen only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by 1 on your touch tone phone.

If anyone has difficulty hearing the conference please press star 0 for operator assistance. As a reminder this conference is being recorded today, July 25, 2006. I would now like to turn the conference over to Kim Golodetz. Please go ahead ma’am.

Kim Golodetz:

Thank you. This is Kim Golodetz with Lippert Heilshorn & Associates. Thank you all for participating in today’s call. Joining me this afternoon from Conceptus are Mark Sieczkarek, President and Chief Executive Officer and Greg Lichtwardt, Chief Financial Officer.

This call will follow the usual format beginning with prepared remarks by management and then we’ll open up the call to your questions. In order to accommodate as many of you as possible we ask that you limit your questions to one plus one follow up before rejoining the queue.

Earlier today Conceptus released financial results for the second quarter 0f 2006 as well as financial guidance for the third quarter of 2006 and updated guidance for the full year. If you have not received this news release or if you would like to be added to the company’s distribution list please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with (Cheryl Park).

Before we begin I would like to caution comments made during this conference call by management will contain forward looking statements that involve risks and uncertainties regarding the operations and future results of Conceptus. I encourage you to review the company’s filings with the Securities and Exchange Commission including without limitation the company’s Form 10K and forms 10Q which identify specific factors that may cause actual results or events to differ materially from those described in the forward looking statements.

These factors include strategic planning decisions by management, reallocation of internal resources, decisions by insurance companies, scientific advances by third parties and introduction of competitive product. The content of this conference call contains time sensitive information that is accurate only as of the date of the live call today, July 25, 2006. The company undertakes no obligation to revise or update any statement to reflect events or circumstances after the date of this conference call.

With that said I would like to turn the call over to Mark Sieczkarek. Mark?

Mark Sieczkarek:

Thank you Kim and good afternoon to everyone on the call today. As always we certainly appreciate your attendance and hope to provide you with informative remarks and to answer all your questions about the Essure procedure.

As Kim mentioned, we issued our second quarter financial results about a half an hour ago. And we’re delighted to report record net sales of $10 million which represents worldwide net sales growth of 99% and domestic net sales growth of 108% both compared with the second quarter of last year.

In addition the current quarter sales are up 26% over the immediately preceding quarter and exceed our net sales guidance provided in April by $1 million. And as a result we are very confident enough to — in the strength and the momentum of our business to increase our 2006 net sales guidance and correspondingly lower our 2006 net loss guidance for the second time this year.

If you remember we started this year with a net sales goal of $33-35 million subsequently raise that projection after our first quarter to $36 million and are now again raising it to $39 million. As we usually do I’m going to provide you with an update on the business. Greg will provide comments on the financial results and our 2006 guidance.

And then I will wrap up with remarks regarding our business goals for 2006 which include an update on our goals for utilization and penetration, patient awareness initiative and product development efforts.

So let’s get right to the business update. First is the expansion of our US field sales force, our most important initiate this year. At the end of the second quarter we had 59 field representatives which puts us right on track to reach our goal of 65 to 70 reps by the end of the year.

Now these sales people are allowing us to take advantage of the momentum of reimbursement wins. And increasing position and patient demand by bringing ever growing number of physicians into training and certification while also increasing the utilization rates and significantly increasing the number of physicians performing Essure in the office with minimal anesthesia.

With US sales up 108% year over year utilization rates among certified physicians up 26% year over year. And a 15% quarter to quarter growth in the number of physicians performing Essure in an office setting. We obviously are very pleased with the results of the sales group.

In fact while we have increased field sales headcount 84% since the second quarter of last year. In the same timeframe we have increased sales per rep by 14% which is a truly remarkable indication of the strength and leverage of our business and of their execution in the field.

We expect to be able to continue to make impressive gains in sales per rep in line with our goals for improving financial performance. Now one of the areas of focus for our sales force is to drive the paradigm shift to perform the Essure procedure in the office under minimal anesthesia. This is what we have termed the wild procedure.

Now the office is the most comfortable and satisfying place for the patient, the most efficient and hassle free place for the physician and the lowest cost site of service for the pair; particularly compared with the older methods of surgical sterilization.

During the second quarter we added 65 physicians to the list of in office providers which represents a growth of 15% in those three months. At the same time we experience sales growth of 51% quarter to quarter among the private practicing physicians in this statistic.

This certainly gives us the confidence that we are gaining traction from our office based efforts. And thusExcuse me. And we have no plans to rest on this important initiate. There’s still a lot of work to do as we continue to implement the programs that will help physicians take this step. On that note I’m going to ask Greg to give you some color on the quarterly results and our guidelines.

And then I’ll be back to discuss the specific progress with you and then our key operating initiatives for 2006 that will be instrumental in achieving our immediate goals; as well as the longer term commercial progress of Essure procedure as the gold standard for permanent birth control. Greg?

Greg Lichtwardt:

Okay thank you Mark. Good afternoon everyone and thank you for joining us today. I’m going to take the next few minutes to provide some additional commentary to our financial results for the second quarter of 2006 and our financial guidance issued in today’s press release.

Before I begin let me comment again on the impact of SFAS 123R on our reported results. We are disclosing the effects of stock based compensation in a way that we believe is absolutely clear especially when making comparisons with prior years and our guidance.

As you will recall we have like most filers chosen the modified perspective of application which means that the company’s not adjusting historical financial statements to reflect the impact of stock based compensation expense.

In addition our guidance provided in February and updated in April was purposefully given without the impact of 123R. We are going to continue with that approach throughout the remainder of this year both to facilitate prior year comparison and to develop some historical reference to how 123R amount might fluctuate from quarter to quarter.

With that let me move into my remarks on the financial statements. With respect to the second quarter net sales we experienced very strong growth in both our domestic and international sales channels with $9 million in US sales and $1 million from international sales. For the US this represents year over year growth of 108% and quarter to quarter growth of 27%. And for internal sales this represents year over year growth of 43% and quarter to quarter growth of 12%.

From a unit volume standpoint we experienced worldwide unit volume growth of 76% year over year in the second quarter, shipping about 11,200 Essure kits. This means that worldwide there are now 175 Essure procedures performed every single weekday.

Unit growth in the US during the second quarter averaged 89% over the prior year while internal unit growth averaged 57%. Against the first quarter we realized a sequential quarter unit volume growth of 21% worldwide. Internal volume accounted about 36% of our world wide shipments consistent with a 38% of worldwide shipments in the first quarter of this year and 36% of worldwide shipments for all of last year.

Worldwide average selling prices increased 12% in the second quarter of 2006 over the same quarter in 2005 due to favorable channel mix. Domestic prices for the second quarter of this year are essentially the same as our list price of $1245 per kit.

Turning to physician training, during the second quarter we enrolled 431 physicians into the preceptorship program and certified 238. Both of these figures represent a record for us and join the long string of unbroken quarterly increases in these metrics. The 238 sign offs represents a growth in excess of 105% over the second quarter of last year as a result of the focus we’ve placed on this activity and improvements to our methods for guiding physicians through training.

In addition the percentage of total procedures performed by certified physicians continues to increase and now comprises of about 85% of our overall unit volume in the US; up from 78% average over last year and 80% in the first quarter of this year.

With respect to utilization rates as we have reported to you in the past utilization rates are the lowest during the preceptorship period while physicians are the most conservative in adoption but they increase dramatically once the physician is certified and has developed a comfort and confidence in the procedure.

We also know that physicians who have been performing the procedure for a longer period of time have higher utilization rates. In fact for those physicians that have been certified for more than a year we believe that on average these physicians have converted permanent birth control procedures to the Essure procedure and are doing approximately two Essures per month.

Now we have been able to demonstrate the utilization rates jump again when we get that physician into our even higher accreditation status where they not only perform the procedure in office but have developed (unintelligible) logistics and patient handling methods that are more conducive to patient satisfaction.

Finally when we layer consumer awareness programs on top of this we are seeing utilization rates that are six to seven times that for our average certified physician.

So we are focused on developing this continuum of increasing concentration on Essure procedures in our physician base and look forward to growing both the number of accredited physicians and the number of physicians who are advertising which we expect will continue to fuel the upward trend in overall utilization rates.

Gross profit margin for the 2006 second quarter at 64% continues to compare very favorable with a year ago period of 58% and is in line with the 64% from the immediately preceding first quarter and our guidance. As is mentioned in the press release the year over year increase is attributable to lower manufacturing costs, due to higher unit volumes and the domestic price increase in the first quarter of this year.

Total operating expenses of $12 million during the second quarter were comprised of R&D of $1.1 million and SGNA of $10.9 million. Without stock base compensation expense for the second quarter of this year, total operating expenses would have been $10.5 million which compares with $9.1 million in the prior year second quarter.

This 15% increase over the prior year can be attributed to the planned expansion of our field sales force. As reported and as Mark just mentioned our sales rep count has increased by 27 representatives year over year; from 32 at the close of the second quarter of last year to 59 at the close of the second quarter of this year.

In addition we have increased our expenses associated with patient awareness in terms of advertising and web site expenses. Increases in these two areas critical to our current commercialization plans are minimized by substantially lower growth or reductions in R&D and administrative spending.

On a year to date basis operating expenses are $23.2 million with equity compensation. Expenses without equity compensation would have been $20.3 million which compare with $17.8 million in the year ago quarter.

In summary, year to date net sales are up 102% worldwide while operating expenses excluding 123R are up only 14%. This demonstrates the financial leverage of our business model and can confirm for you our confidence in being able to fund the activities required to establish the Essure procedure as standard of care while at the same time improving our financial performance.

Our GAAP net loss for the second quarter of 2006 is $5.3 million this includes $1.6 million of 123R compensation charges. So on an apples to apples comparison with the prior year, the current year second quarter loss would have been $3.8 million and again for the prior year of $6 million.

This represents a $2.2 million improvement for the quarter on a net sales growth of $5 million. This essentially means that the growth and gross profit from the higher sales and lower cost is more than offsetting the increases in our operating expenses required to drive net sales growth.

This leverage is expected to continue for the foreseeable future. The net loss result excluding 123R for the second quarter of $3.8 million is better than our net loss guidance of $4.5-4.7 million essentially resulting from the better than expecting net sales.

The 2006 first half net loss of $8.1 million excluding 123R compares very favorably with the 2005 first half net loss of $12.5 million due to higher net sales, higher gross margins and the relatively modest in operating expense.

With respect to the balance sheet all items are turning favorably including accounts receivable at a seasonal low DSO of 44, down from 55 days at the end of last quarter. Inventory of $1.9 million has declined to approximately 1.6 months forward and is expected to begin increasing to more normal historical levels of 2 to 2-1/2 months on hand.

Capital expenditures during the second quarter declined to a more normal level of $209,000 from $294,000 in the immediately preceding quarter stimulated by expenditures to improve our essuremd.com Website. Planned improvements to both the consumer and physician Website have now been completed.

Cash balances at the end of the quarter were $25.6 million reflecting a cash burn of $3 million during the quarter. This represents a reduction from the $3.9 million cash burn in the immediately preceding quarter. And as a result of the improvement of net loss and reduction of inventories, capital expenditures and receivables DSO.

And then finally let me just touch on our guidance. For the third quarter we are guiding to a net sales number of $10 million. This is flat to our second quarter net sales figure but is the result of an offsetting seasonal decline in international sales and increasing domestic sales. This flatness quarter to quarter is consistent with earlier guidance provided in each of the last two conference calls.

At $10 million for the third quarter this represents and overall net sales growth of 82% and a domestic growth in excess of 90% compared with the prior year of third quarter. We believe these are very respectable growth figures that are achievable which is consistent with our guidance philosophy.

We certainly expect to continue training new physicians and improving our utilization rates. And we have the upside potential from the advertising programs that will kick in during the third quarter.

Due to the strength of our business in the first six months of this year, we are revising upward our full year net sales figure for the second time to $39 million up from $33 million in the beginning of the year and $36 million when we reported first quarter results.

Gross profit margins are expected to increase to 66-67% in the third quarter primarily due to increased average selling price on favorable channel mix. Excluding the SFAS 123R stock compensation expenses, total operating expenses are expected to increase somewhat to $10.7 million for the third quarter.

We are anticipating continued growth in field personnel and patient awareness expenditures which will be partially offset by reductions in other expenses. Net operating loss therefore, before stock based compensation expense is expected to be $3.7-3.9 million for the third quarter and $15-15.3 million for the full year.

While stock based compensation expense is not included in our guidance we expect the third quarter expense to be similar to that of the second quarter of $1.6 million or 5 cents per diluted share.

Okay that concludes my remarks. I hope that was helpful and now I’d like to turn the call back over to Mark. Mark?

Mark Sieczkarek:

Thanks Greg. Now I’d like to take a few minutes to discuss specific progress on our key initiatives. Now remember our job remains to lay a strong foundation that will enable the Essure device to realize its maximum growth and momentum. And this foundation is evident in a review of our four primary goals for 2006.

First, of course, is our focus on the physician in increasing penetration and the utilization of the Essure system. Our primary step is to accomplish this has been to expand our sales force, focusing their efforts on moving physicians through preceptorship; and then through the transition away from the hospital into the office environment. Then to attaining higher accreditation status and finally to assisting physicians to develop tools to educate patients about Essure.

Now remember each of these steps require a greater number of sales reps, smaller territories, deeper customer coverage and greater call frequency. We are very enthusiastic about driving the paradigm shift for physicians to perform the Essure procedure in office. And that is where all where all the benefits of this revolutionary approach to permanent birth control are realized by patients, physicians and payers and where Essure will become the first choice for women interested in permanent birth control.

In addition we continue to provide many support services for in office procedures including payer billing, patient education materials, phone support through our call center, training on the office staff on logistics and minimal anesthesia as well as advertising and equipment in order to help with the transition.

Now these are of course are beginning to drive a more focused utilization among physicians as they build their practices around this procedure. In order to continue our progress in this area we expect to bring our total to 65 to 70 sales personnel and another 25 to 30 field based support personnel by the end of the year.

And we’re going to continue to add sales personnel longer term as long as we are quickly moving towards our financial goals of cash flow positive in the near term as we reach the critical mass of the sales force and also the productivity that comes along with that critical mass.

Now our second focus is to have patient in driving their awareness of the Essure procedure. As we have indicated on previous calls we are working on several programs including advertising and internet search optimization aimed at making women aware of this revolutionary approach to sterilization.

We’ll continue to execute on our cost effective regional advertising programs designed to build patient awareness. Now to qualify for this the physician’s office must at a minimum be skilled in patient counseling, have the ability to manage self referred Essure candidates and also exhibit a willingness to invest the time and financial resource necessary to bring the practice to this level.

Based on our experiences we believe that this is the correct approach to ensure that the wild procedure, a quick office based procedure with minimal anesthesia, is achieved. Delivering this positive Essure experience to women will allow us to continue to leverage their powerful peer to peer communications that have driven acceptance of so many women’s consumer products over the years.

The Essure procedure is currently featured in several radio campaigns across the country. And as we reported to you with the early signs being very promising, we have planned to increase the number of physicians and cities involved in these programs based on our ability to appropriately prepare physicians for that consumer response.

Now the internet continues to be a primary source of information for couples on the topic of permanent birth control. And as we have earlier reported we have completed the optimization of our websites. Our research has indicated that our Website is the primary educational tool used by women and couples in contemplating the Essure decision. And we are very pleased to see the traffic’s increase at our Website.

Moving on to our third focus which is clearing the remaining reimbursement barrier so that our US physicians can be confident that all their patients are covered for Essure and that their claims will be paid properly upon submission.

Now for some physicians this has been an obstacle in their ability to utilize their technology. And we would like to continue to remove as much of this as possible. Our work here is directed at obtaining reimbursement decisions from the remaining payers which are now down to 14 Medicaid organizations and some regional private payers; as well as implementing the CPT code for the Essure procedure into the systems of payers that have provided the coverage decision for the Essure procedure.

We are also working to making sure that issues retaining the site of service, in particular ambulatory surgical centers, are resolved in 2006. Our fourth goals are focused on bringing improvements to the Essure device for both easy use and further enhancing clinical performance.

We expect that in 2007 our second major device improvement will be in the market. And that the improvement will make it even an easier system for the physician to perform the Essure procedure ultimately adding to patient comfort and satisfaction.

This improvement also will allow us to improve manufacture ability and that will further reduce our cost of goods. Beyond that we will continue work on next generation devices that will raise the bar for potential competitors on a product that is already outstanding.

Although we expect new market entrance in the next five years, we are confident that Essure will remain the top performing non evasive treatment for permanent birth control and will ultimately achieve our goal of becoming the gold standard.

The permanent contraceptive market is a large opportunity and thus has and will continue to attract new competition. But Essure still remains the only FDA approved product now and into the foreseeable future. And by continuing to gather long term follow up data from our studies we should always have at least five to seven additional years of clinical data on the Essure product than any other potential competitor will be able to claim.

Certainly an important consideration when the clinical goal here is permanent birth control. Well that concludes our prepared remarks. And on behalf of all Conceptus employees, we are very exited to be managing this incredible product through this stage of physician and patient acceptance. We will continue to lay the foundation for a strong business that will allow us to realize the promise of the Essure technology; bring strong returns for our shareholders and achieve the goal for the Essure procedure to be the gold standard for permanent female birth control.

Just remember everybody does benefit with the Essure procedure; from the patient who gets the most effective permanent birth control on the market with a convenience of an office based procedure; to the physician who is able to perform a procedure that is very safe and allows a greater portion of the total reimbursement to be earned when completed in the office to the payer who gets a lower risk and more cost effective procedure in comparison to the older sterilization methods. Now with that I’d like to open up the call to your questions. Operator?

Operator:

Ladies and gentlemen if you wish to register for a question for today’s question and answer session you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request you may do so by pressing star then the number 2. If you are using a speaker phone please pick up your hand set before answering your request. One moment please for the first question.

The first question comes from Amit Hazan of SunTrust.

Amit Hazan:	Hey good afternoon guys and congratulations on a very nice quarter.

Greg Lichtwardt:	Thank you.

Mark Sieczkarek:	Hi Amit. Thank you.

Amit Hazan:

Just a couple questions with regard to the awareness program first if I may. I’m just wondering and I’m sorry if I missed it, how many programs do you have ongoing right now? And where do you — what number do you expect to be at at the end of the year? And is it included in your guidance for spending.

Mark Sieczkarek:	To start with the last one, yes it is included in the guidance for spending. Amit, you know, in terms of the advertising as I said in the prepared remarks,

we’re working with physicians who want to advertise their practice and are willing to follow certain standards such as, obviously, performing the procedure in their office with minimal anesthesia. That’s kind of the first parameter.

Now we’re sharing the cost to advertising for a defined period of time with these people. And, you know, we’re going to be doing more and more of these in many cities and referring the patients that call our call center to the physicians in that community.

In terms of exact numbers, we don’t have an exact number kind of as we sit here and speak. But we’re trying to ramp up these physicians to, I’ll use the term, qualify for those, you know, minimums, if you will, in terms of being prepared to handle this. And I think that’s really really important. That’s what we have learned with these programs now over the past year that their preparation and our preparation of them is extremely important.

So I hate to put a number to the programs but we will continue quite honestly as fast as we can with these programs because of their extreme effectiveness in creating that patient awareness that we’re talking about.

Amit Hazan:

Let me try to rephrase that maybe, how many regions are you in now? And how many regions might you go into? If that’s another way you can answer it. And if you can give us an idea of how many doctors specifically even roughly I should say are in the – are now participating?

Mark Sieczkarek:

Well we’re – let’s put it this way, we’re in the midst of bringing roughly 40 doctors up to the standards. And so I can see as many as, you know, that many programs, you know, for the remainder of the year currently were, you know, somewhere between 25% of that total as we speak. So, you know, we have a lot of work to do to bring everybody else up to speed.

Amit Hazan:

Okay and then just as far as your prepared remarks of mentioning that, you know, that in the – if you had the consumer awareness program you could see as many as 12 to 14 procedures a month or you’re seeing that now. Is that – what number of docs are you seeing that in today?

Mark Sieczkarek:

Well again we’re basically seeing that in the programs that we have underway. And as I said, you know, we have about 25% of those, you know, programs that were kind of, you know, set a goal for ourself to set up before the end of the year.

Amit Hazan:

Okay. And then just switching gears a little bit, the doctors trained and certified seems to be – continue to be one of the highlights of your quarters and again a solid number there. Can you give us a little bit more color about the docs that are coming in now? Are most of them coming in already having these hysteroscopical skills? Are you seeing any that are now working with you or your partners to get those skills? Or – can you give us some more color on the docs that are entering the program?

Mark Sieczkarek:

Well I think Amit is a great question because it is a little bit of both. We’re certainly seeing a greater interest amongst the ones who are already hysteroscopically trained by the same token just talking anecdotally with our strategic partners on the equipment side. They’re very pleased with the number of responses and actually I guess the equipment sales ultimately that they’re seeing going into the office. And they’ve seen an uptake in terms of people who are coming to them to be hysteroscopically trained.

So again that’s anecdotal information based on, you know, just discussions with our partners. But we are seeing an interest level to your question on both sides, you know, train – currently train physicians as well as people who are now taking up the hysteroscopical skills sets.

Amit Hazan:	Great. Now I’ll just ask one question and I’ll get back in queue. With regard to cash flow break even, any way you can give us some idea generally when you might expect that now?

Greg Lichtwardt:

Amit, this is Greg. We’re not changing our guidance from what we’ve provided you earlier. We still believe that it takes about a $15 million revenue quarter and that we will be there in the second quarter of next year.

Amit Hazan:	Great. Thanks very much guys.

Mark Sieczkarek:	Okay.

Operator:	Our next question comes from Joanne Wuensch of BMO Capital.

Joanne Wuensch:	Hi this is (Viviane Servantis) standing in for Joanne Wuensch. Thanks for taking my call.

Mark Sieczkarek:	Hi (Viviane).

(Viviane Servantis):

Just — hi. Just a quick follow up question on the docs trained, certified and preceptored. It is a health increase from historical. Should we continue to see the same rate of additions? Or are we reaching a point in the market where we’re just going to drive increasing utilization versus expanding reach?

Mark Sieczkarek:

Well we’re definitely focused on utilization (Viviane). And a lot of the programs that we have in the field are oriented that way. But at the same time we have a lot of doctors that are in preceptorship that we want to get certified. And we do have a goal of continuing the focus and the effort on increasing certifications.

You know, we have close to 2000 doctors right now that are still in preceptorship. So it’s a significant backlog and I would say that for the foreseeable future we should be increasing the number of certifications. Not sure if the growth from quarter to quarter will be consistent with the growth that we just saw this quarter over last quarter but nonetheless, I think the overall trend should be increasing.

(Viviane Servantis):

Understood. That’s helpful. And as a housekeeping type question, can we assume roughly $0.1 million of stock options expense in cost of sales, I know that wasn’t in the press release, not discussed but would that be a fair thing to assume?

Mark Sieczkarek:	Yes I think it actually rounds down to less than $100,000 but it’s like $50,000 so

(Viviane Servantis):	Okay. Very good. Thank you.

Mark Sieczkarek:	Okay.

Operator:	Your next question comes from Chad Suggs of CIBC World Market.

Chad Suggs:

Yes. Hi good afternoon. My question on gross margin 64%, you know, pretty much flat with the first quarter, I believe your guidance last quarter for this quarter was 65-66%. And so I was just kind of wondering, you know, what was happening there, you know, when you gave your guidance of 65-66% because it looks like OUS sales were still about the same percentage of your total sales as it was in the first quarter.

Greg Lichtwardt:

You know, I don’t think there is anything in particular here Chad. I’ll have to go back and look to see if you’re right on the specific guidance that was given. I thought what I had said was we expected margins would be pretty much the same throughout the rest of the year as we experienced in the first quarter.

Now I’ve said for the third quarter margins are going to begin there upward increase again to 66-67%. And, you know, frankly to get to cash flow breakeven by the middle of next year margins will be probably in the mid 70% range.

Chad Suggs:

Okay yes. The only reason I asked is because I knew there was a price increase that went into effect in 1Q. So – but anyway – and then secondly, can you give the actual number of doctors that are in preceptorship and the total number certified so we can kind of get a total doctor account?

Mark Sieczkarek:	Yes we have about 3700 doctors total.

Chad Suggs:	Okay.

Mark Sieczkarek:	That are using Essure of which about 1700 are certified and about 2000 are in training.

Chad Suggs:

Okay. You just touched on this I think in the last question but, you know, one of the things that we had kind of seen last quarter that it looks like when you compare a year ago how many doctors are in preceptorship that one year later there’s still over 40% that haven’t become certified. And so I guess, you know, I know it takes 5 procedures to become certified. How do you get that over 40% number, you know, to, you know, to certify in under a year? It seems like, you know, 5 procedures over a period of a year would be easier to get people to get certified. But

Mark Sieczkarek:

Yes Chad, that’s a great question because I think, you know, what all this is indicating is we’re trying to find that balance between, you know, bringing on new people based on, you know, their demand if you will to learn the procedure and also carrying, you know, the preceptorship doctors through to certification.

And like we said kind of in our comments, you know, one of the ways to do that is, you know, what we’re doing putting more people out there because, you know, that takes certainly more rep time and certainly, you know, more frequent, you know, calls to drive these people on through. And I think to your point it’s ultimately more productive for us to, you know, work in taking a doctor through preceptorship to certification then really it is to go and gather up a new doctor.

So we’re trying to balance those two things. The demand, obviously, for the new people entering is very high. But we’re placing a premium and you can see that in our certification results this quarter on bringing doctors in through certification and I think you’ll see that 40% then, obviously, dwindle, you know, over the next 12 to 18 months.

Chad Suggs:	Okay. Great. And then lastly Greg if you just had – if you happened to have the OUS breakdown?

Greg Lichtwardt:	I sure do. So Europe was $856,000; Australia $27,000 and Canada $86,000.

Chad Suggs:	Okay. Thanks.

Operator:	Our next question comes from the line of Shawn Fitz of Stephens Incorporated.

Shawn Fitz:	Mark and Greg, thanks for taking my question and congratulations on the quarter.

Mark Sieczkarek:	Thank you.

Shawn Fitz:

Hey Mark, just to follow up a little bit more on the number of certified docs, obviously a big number for this quarter. Are you seeing a greater sense of urgency or a quicker pace in terms of the new doctors you’re adding going to the preceptorship and becoming certified? Or does that remain relatively stagnant?

Mark Sieczkarek:

You know, absolutely we were saying the former on that one Shawn. And, you know, that’s the key is we’re being selective is we’re training new doctors in terms of getting those three to five cases booked very quickly. And many cases, I think to your point exactly, some of the new ones joining up are getting through certification quicker then the older ones were.

So that’s what – you know, when I talked earlier I think in response to Chad’s question about balance, you know, we’re really, you know, moving our reps, you know, smartly to and they’re moving them so smartly to bringing, you know, up to speed and getting them certified relatively quickly. So yes definitely the pace has quickened.

Shawn Fitz:	And Mark, this is a function of the fact that your sales force is really focusing on qualifying the doc from the front end. Is that really what’s driving that?

Mark Sieczkarek:	Yes yes absolutely.

Shawn Fitz:

Okay. Also just when we think about the cooperative advertising, what are some of the hurdles that you have to overcome in order for the physician to get engaged? I’m just trying to understand some of the resistance that your sales force gets as it relates to the corporative advertising program.

Mark Sieczkarek:

Well it’s not a resistance Shawn. It’s a step process. You know, again we walk into an office and it’s not only the technical ability of the physician to do an Essure procedure. That quite frankly is almost the easiest thing to teach. It’s economic awareness of, you know, what happens in the office. It’s preparing staff to handle an Essure physician.

I’ll give you just a specific example. We know through our call center that and our Website hits that most people have about five minutes worth of questions on Essure. If you walk into a typical OBGYN office and just kind of scout out the person at the front desk, you know, they are handling both incoming patients as well as phone calls. And they don’t necessarily have five minutes to give. So, you know, in order to convert, if you will, that patient from an inquisitive one to having the Essure procedure, they need about four to five minutes.

So we’re schooling the staff on that and in many cases these physicians will anoint somebody in the office to handle that specific counseling. So that’s, you know, one step of a multi step process. And once again, you know, to do it under minimal anesthesia, you know, in that office setting. So it takes us a while to take a doctor and in round numbers, anywhere from three to four months to bring a doctor through that type of process to the point now where they are ready to handle consumer advertising.

Because once again what we have seen is the phone rings off the hook and if that office staff is not prepared for that they can’t, you know, ultimately convert these patients into Essure patients. So, you know, it’s not so much that they resist. It’s only changing, again, their patterns of how they, you know, they practice.

Shawn Fitz:

Right. Great. Hey Mark, last question. Just as we think about the sales force hires, could you maybe just give us some anecdotal indication to the kinds of backgrounds these reps have in terms of experience in women’s health? And if you’ve seen that in terms of the quality of applicants you’re getting change in the last months on the hills of the reimbursement environment obviously coming around and long term data?

Mark Sieczkarek:	Yes absolutely. You know, for the most part Shawn, we’re hiring from companies in the women’s health space, you know, such that the reps have a pre existing relationship with our target doctors. And this obviously then helps them understand our OBGYN doctor better and gets them off to a faster start with their new territory.

And in many cases the best reps from other companies are contacting us because of the success in growth we’re enjoying. So we’re still hiring, you know, I would say certainly the cream of the crop relative to representatives.

Shawn Fitz:	Okay. Great. Thanks for your time.

Mark Sieczkarek:	Thank you.

Operator:	Your next question comes from the line of Steve Brozak of WBB Securities.

Steve Brozak:	Okay thanks for taking the call. Congratulations on the quarter.

Mark Sieczkarek:	Hey Steve. Thanks a lot.

Steve Brozak:

I’d like to know about reimbursement times. What are the typical reimbursement times that the physicians are looking at? And to see if there is any track difference for instance if they do it out patient, hospital or office? Have you gotten any feedback as far as that goes? Have you gotten any ideas of what’s taking place there with the…?

Mark Sieczkarek:

Yes it’s kind of all over the map and, you know, we’re having the longer times that where we, you know, have some of our field people help doctors offices with it. But, you know, over time, you know, we see it, you know, decreasing because, you know, I think as Greg always talks about getting the CPT code on the systems.

And remember once the code is entered into a payer system it becomes a computer, you know, type of generated check versus when that CPT code is not on the system, that’s where you get the time lag. Because it’s all paperwork and it’s usual some denials involved there, preauthorizations, etcetera. But once that CPT code is on it becomes, you know, you’re pushing some buttons on the computer and the reimbursement check flows a lot quicker.

Steve Brozak:	Okay so have you noticed any distinguishable time differences between where the procedures are done at all? Or do you track it?

Mark Sieczkarek:

No we don’t track it. But quite honestly not specifically but a reimbursement team would certainly be back to us if they saw I think to your point maybe a slower response in the officer versus, you know, a hospital procedure.

Steve Brozak:

I’m actually looking for the other side because obviously you’re concentrating on the office side. And the office side is the part that, you know, I’m – because you’re talking about increased expenses to the payer so that’s the only – that’s where I’m headed.

But switching over the time for training program. Do you keep an average time in terms of when the physician enters the preceptor program to the time they complete? And how is that been working right now? Has the time been increasing? Decreasing? What are the general trends there?

Mark Sieczkarek:

Yes we keep a physician by physician tracking system and each rep has access to that. And obviously as we put the emphasis on getting people through that’s one of the items that, you know, a sales rep is rated on.

Greg Lichtwardt:

Yes a doctor starts their preceptorship Steve once they do their first case. And on average it’s taking about ten months for that doctor to get all the way through the five cases that he needs to complete.

Steve Brozak:	Now what…

Greg Lichtwardt:	That’s how it hasn’t changed dramatically in the last year and a half to two years.

Steve Brozak:

What happens for instance with let’s say there’s a certain percentage for whatever reason they’re not going to complete it. Do you ever take those people out of the preceptorship program just so that you’re not – it doesn’t skew the numbers and it doesn’t look like you’ve got, you know, the same numbers growing? Or what do you do in that particular case?

Mark Sieczkarek:

Yes, you know, we’re gleaning the database all the time. We do not leave physicians in there that aren’t active. You know, it’s a funny thing when they are going that slowly but they still are all doing cases periodically. Our sales people talk to them. Our call center calls them. We stay in touch with them and, you know, they pop up periodically doing a procedure.

So we’re still certifying doctors that have entered the preceptorship program a year ago. And we really don’t lose track of them. And I don’t have a statistic for you as to how many drop out. I’m sure that there are some that do but it’s pretty negligible and it’s factored into the numbers that we give you.

Steve Brozak:

Okay. And last question and I’ll hop back into the queue. On the block that they employ they – how – have you tracked in terms of how many for instance office nurse and estitists (sic) they might have? Or how many folks do it themselves? Have you got any idea about how you’re seeing the block put in place? Is it done by the physician? Or is it done by someone else? Is it – are there accommodations made for that? Is there anything – is there any color that you can provide us on how they put in the block?

Mark Sieczkarek:

The – yes I don’t think there’s anything special there. For the most, you know, part the physicians are the ones performing the block. And I don’t think we’ve seen any trends that would necessarily indicate otherwise.

Steve Brozak:	Great. Okay. Thanks again.

Mark Sieczkarek:	Thank you.

Greg Lichtwardt:	Thanks Steve.

Operator:	Once again ladies and gentlemen as a reminder to register for a question please press star then the number 1 on your telephone.

Your next question comes from the line of Vivian Wohl of Federated Kaughman.

Vivian Wohl:	We have another Vivian on the call. Hi guys.

Mark Sieczkarek:	Hi Vivian.

Vivian Wohl:	Double digit quarter. Congrats.

Mark Sieczkarek:	Thank you.

Greg Lichtwardt:	Thank you.

Vivian Wohl:

If you look at where the surprises came from on the upside, do you think it was in the newer group coming on – the new group of physicians coming on more aggressively? Or do you think it was in that – do you think it really was that office be group that came on and kicked in? Do you think it was the newer sales force already contributing maybe faster than those that were hired last year? I don’t know if you have a good sense for that.

Mark Sieczkarek:	Yes Vivian I think our programs are directed in a certain way and I think, you know, it’s, you know, where we’ve seen most of the gain is where we want to see it and it’s in utilization and utilization is certified. As Greg mentioned to you, you know, even the office space physicians, you know, we picked up in the 60s and new ones for the quarter.

And, you know, their utilization is higher than, you know, the general population. So all – you know, those three things I would say, you know, between office certified, you know, and the utilization factor moving up, that’s where we’re seeing the most growth and that’s where we want to see the most growth.

Vivian Wohl:	And are those office certified taking advantage of those leasing programs on the towers that you had put into place earlier?

Mark Sieczkarek:

Yes they’re – I think that’s only the beginning Vivian. It’s too early to say, you know, if they’re taking advantage of them. I know, again I mentioned earlier, our strategic partners on the equipment side are, you know, saying hey their sales are seeing a rise. So I think you’re also seeing a lot of physicians who are just, you know, the early ones at least, buying that, you know, straightforward. And I think, you know, maybe the ones who look at, you know, in investment in a tower as a, you know, as a hill to climb that’s where, you know, we’re going to hit them with this leasing program. So it’s too early to comment really on the leasing program having an impact.

Vivian Wohl:	And it sounds like it’s really a handful of physician offices at this point that have started the consumer awareness programs. Maybe ten – five to ten.

Mark Sieczkarek:	Correct.

Vivian Wohl:	Is – do you know what’s working there?

Mark Sieczkarek:

Well yes. I think the things that we laid out in terms of, you know, how we need to prepare an office. That’s what ultimately is working, you know, in terms of being vigilant, following up with phone calls.

Vivian Wohl:	But are these doctors trying to direct people to their website? Or are they running ads? Are they – how are they getting the word out?

Mark Sieczkarek:

It’s the radio ads Vivian and in many cases on that radio and, you know, you’ll have both, you know, an 800 number as well as a reference to a website. We see some of that traffic on our website. They see some of it specifically to theirs. All these offices basically have a link back to our Website as well.

Vivian Wohl:	That’s great. And just one – maybe one question on the sales force, is the new group coming on more productively faster than last year?

Mark Sieczkarek:

Well I don’t know if I’d call it more productively than last year. I think in the numbers we’re seeing I’m coming certainly up to speed. And I don’t know if that’s a question of the sales force or just generally I think, you know, the procedure. It’s just gaining momentum.

Vivian Wohl:	Right.

Mark Sieczkarek:	You know, we certainly have, you know, plenty of business for each and every one of them to handle and, you know, again the payback on them is coming, you know, - it is coming quicker than last year.

Vivian Wohl:	Well I think at one point you had said it was six months and I was just wondering if it had come down.

Mark Sieczkarek:	It definitely has.

Vivian Wohl:	Okay great. Thank you.

Mark Sieczkarek:	Thank you.

Operator:	Your next question comes from the line of Klaus Vonstutterhein of Deutsche Bank.

Klaus Vonstutterhein:	Hi guys. Congratulations. Great quarter.

Mark Sieczkarek:	Thank you Klaus.

Klaus Vonstutterhein:

By the time you reach break even sort of back up (unintelligible), how much cash do you think you’ll have left? I think you said you have $25 million now so what do you think that takes you down to? Somewhere between $10 and $15?

Greg Lichtwardt:

Yes we have $25.6 million on the balance sheet right now. We’ll probably burn another $10-12 million to get to break even. So we’ll have $13-15 million in cash in the balance sheet when we’re there. That’s, you know, for our purposes given the predictability of our business, we think that’s a great cushion.

Klaus Vonstutterhein:	Terrific. Thanks. That’s it for me.

Mark Sieczkarek:	Okay.

Greg Lichtwardt:	Thanks Klaus.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Mark Sieczkarek:

Okay well thanks for joining us and thank you for all your excellent questions. We’re certainly very excited about the way 2006 is going and certainly the outlook for the rest of the year and look forward to updating you in October on our progress during the third quarter. We remain committed to ensuring that all women who are interested in permanent birth control can avail themselves to this tremendous technology. And we’ll see or talk to you all soon. Thank you.

Operator:	Ladies and gentlemen that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.

END